Exhibit 99.1


                                                                    News Release

TRANSACTION SYSTEMS ARCHITECTS INC
224 SOUTH 108 AVENUE
OMAHA, NEBRASKA 68154
402.334.5101
FAX 402.390.8077



For more information contact:
William J. Hoelting
Vice President, Investor Relations
402.390.8990

FOR IMMEDIATE RELEASE


         TRANSACTION SYSTEMS ARCHITECTS RECEIVES EXTENSION FROM NASDAQ

(OMAHA, Neb.--November 26, 2002)--Transaction Systems Architects, Inc. (Nasdaq:
TSAIE), a leading global provider of enterprise e-payment and e-commerce solutions, announced that Nasdaq has granted an extension to December 31, 2002 to file with the SEC and Nasdaq restated financial information for fiscal 2000, fiscal 2001, and the first three quarters of fiscal 2002. During the extension the Company's securities will continue to be listed on the Nasdaq National Market trading under the symbol "TSAIE".


About Transaction Systems Architects, Inc.

Transaction Systems Architects' software facilitates electronic payments by providing consumers and companies access to their money. Its products are used to process transactions involving credit cards, debit cards, secure electronic commerce, mobile commerce, smart cards, secure electronic document delivery and payment, checks, high-value money transfers, bulk payment clearing and settlement, and enterprise e-infrastructure. Transaction Systems Architects' solutions are used on more than 1,650 product systems in 72 countries on six continents.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements include words or phrases such as "management anticipates," "the Company believes," "the Company anticipates," "the Company expects," "the Company plans," "the Company will," and words and phrases of similar impact, and include but are not limited to statements regarding future operations, business strategy and business environment. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially. Factors that could cause actual results to differ include, but are not limited to, the following:

o The decision to re-audit the Company's consolidated financial statements for fiscal years 2000 and 2001 will result in the Company being required to restate the financial results for one or more prior periods. The re-audit has resulted in the Company's independent accountants proposing changes to other items of income and expense and the application of accounting principles unrelated to the transactions currently under consideration. The Company is uncertain whether the re-audit or restatement of any prior period will have a material adverse effect on the Company's customers, suppliers or other business relationships.

o There can be no assurance that the Company will be able to complete the re-audit by December 31, 2002. In the event that the Company does not complete the re-audit by December 31, 2002 it will not be in compliance with the NASDAQ rules, which in turn will most likely cause the Company's stock to be de-listed.

For a detailed discussion of these and other risk factors, interested parties should review the Company's filings with the Securities and Exchange Commission.